EXHIBIT 10.1
T-MOBILE US, INC.

OFFER OF EMPLOYMENT LETTER

FOR

MARK NELSON

Dear Mark:

We are pleased to offer you employment with T-Mobile US, Inc. (the “Company”) on the terms and conditions described in this offer letter (this “Offer Letter”). We look forward to having you join our team.

TERM
Your employment with the Company under this Offer Letter will commence on or around October 11, 2021 (the “Effective Date”). Your employment will be “at will” and not for a specified period of time, meaning that it may be terminated by you or the Company, for any reason or for no reason whatsoever, with or without notice and with or without cause (the period of your employment with the Company under this Offer Letter, the “Term”), subject to the terms of this Offer Letter and the award agreements described herein. The at-will nature of your employment relationship cannot be changed other than by a written agreement signed by you and a duly authorized Company officer.

POSITION	During the Term, you will serve as the Executive Vice President and General Counsel of the Company reporting solely and directly to the Company’s Chief Executive Officer (currently Mike Sievert). You will have such duties and authority as are commensurate with your position as Executive Vice President and General Counsel of the Company and you will perform such other duties commensurate with such position as the Company’s Chief Executive Officer may from time-to-time assign. During the Term, the Corporate Secretary of the Company (to the extent you do not hold such position) will report directly to you in your capacity as General Counsel. You will devote substantially all of your business time and attention and reasonable energies to the business of the Company (excepting holidays and vacations and periods of illness or other incapacity).

LOCATION	Your position will be based initially in Washington, D.C. Should you decide to relocate to the Seattle, Washington metropolitan area, you will be eligible to receive relocation assistance for costs associated with your move in accordance with the terms and conditions of the Company’s Relocation Policy, as in effect from time to time.

BENEFITS	During the Term, you will be eligible to participate in the employee benefit plans maintained by the Company from time to time for the benefit of its similarly situated executive officers (which currently include a defined contribution 401(k) plan and medical, dental, vision and life insurance programs), to the same extent and on the same terms as apply to the Company’s similarly-situated executive officers generally. The Company regularly reviews its benefits and incentive programs and may change or terminate them in the Company’s sole discretion.

You will be reimbursed, in a manner consistent with the expense reimbursement policies of the Company, for all reasonable travel and other business expenses incurred during the Term in the performance of your duties, to the extent such expenses are substantiated in writing, and are consistent with the general policies of the Company relating to the reimbursement of expenses that are applicable generally to similarly situated executive officers of the Company.

COMPENSATION	During the Term, your compensation will be as follows:

Salary:

•During the Term, you will receive an annual base salary (the “Base Salary”) of no less than $950,000 (pro-rated for any partial year of employment), payable in accordance with the Company’s standard payroll practices (currently on a bi-weekly basis, but in no event to be paid less often than monthly).

Short-Term Incentive (“STI”):

•For each calendar year commencing during the Term (commencing with calendar year 2021), you will be eligible for and have the opportunity to earn an annual STI award targeted at no less than 185% of your base salary during such calendar year (the “Target STI”). For clarity, your 2021 STI will be based on the Base Salary that would have been paid to you had you been employed by the Company during the full calendar year 2021 and will not be pro-rated.

•STI awards will based on the achievement of Company goals as determined by the Compensation Committee of the Company’s Board of Directors or the Section 16 Subcommittee thereof (collectively, the “Committee”) and will be paid to you at the same time annual STI awards are paid to other senior executives of the Company for the applicable calendar year (but not later than March 15th of the calendar year following the applicable performance year).

•If your employment with the Company is terminated by the Company other than for Cause or due to your resignation with Good Reason (as such terms are defined on Schedule A hereto), then, subject to and conditioned upon (i) your execution and delivery to the Company of the Release (as defined below) that becomes fully effective and irrevocable (including due to the expiration of any revocation period) no later than sixty (60) days following the date of such termination of employment and (ii) your continued compliance with the terms and conditions of the Restrictive Covenant Agreement (as defined below), subject to written notice and an opportunity to cure any noncompliance if reasonably capable of cure no later than ten (10) days following your receipt of such notice, the Company shall pay you a pro-rated STI award for the calendar year in which such termination occurs based on actual performance for such calendar year (with any subjective goals treated as achieved at not less than target) and pro-rated based on the number of days you were employed by the Company during the calendar year in which such termination occurs, payable when annual STI awards are paid to other senior executives of the Company for the applicable calendar year (but not later than March 15th of the calendar year following the applicable performance year).

Long-Term Incentive (“LTI”):

•For each calendar year commencing during the Term (commencing with calendar year 2022, grants for which are anticipated in February or March 2022), you will receive annual grants of LTI awards under the Company’s 2013 Omnibus Incentive Plan (as amended from time to time, the “2013 Plan”) and/or the Sprint Corporation Amended and Restated 2015 Omnibus Incentive Plan (as amended from time to time, the “2015 Plan”) or any successor equity plan adopted by the Company and approved by its shareholders from time to time (as applicable, the “Plan”) with an annual aggregate grant-date target value (as determined by the Committee) of no less than 250% of the sum of (i) your Base Salary and (ii) your Target STI during the applicable calendar year. Your annual LTI awards will be awarded as and when annual LTI awards are approved by the Committee for the applicable calendar year.

•Annual LTI awards will be made in such form(s) and on such terms as the Committee may determine and consistent with the form(s) and terms for annual LTI awards granted to other executive officers generally. Each LTI award (including the Sign-On PRSUs (as defined below)) will be subject to the terms and conditions of the applicable Plan and an award agreement prescribed by the Company, which shall evidence the grant of the LTI award.

•Notwithstanding anything to the contrary herein or in any other agreement between you and the Company, you will not be entitled to grants of LTI awards following the date on which either you or the Company provide notice of the termination of your employment with the Company for any reason; provided, that, for purposes of this sentence, the Company shall not be deemed to provide notice more than ninety (90) days prior to the date of your termination of employment.

Sign-On Bonus:

•You will receive a one-time sign-on bonus in an amount equal to $2,000,000 (the “Sign-On Bonus”), payable in a single lump sum amount as soon as administratively practicable (but in no event more than 30 days) after the Effective Date, subject to and conditioned upon your continued employment through the payment date (unless you are terminated by the Company without Cause (as defined on Schedule A hereto), you voluntary terminate your employment with Good Reason (as defined on Schedule A hereto), or your employment terminates as a result of your death or Disability (as defined in the 2013 Plan) prior to the payment date).

•If you voluntarily terminate your employment with the Company (other than with Good Reason) or the Company terminates your employment for Cause, then (i) if such termination occurs on or prior to the first anniversary of the Effective Date, you will repay to the Company 100% of the Sign-On Bonus on an after-tax basis promptly following the Company’s demand therefor (but in no event more than thirty (30) days thereafter), and (ii) if such termination occurs during the period commencing on the first anniversary of the Effective Date and ending on the second anniversary of the Effective Date, you will repay to the Company 50% of the Sign-On Bonus on an after-tax basis promptly following the Company’s demand therefor (but in no event more than thirty (30) days thereafter). You hereby authorize the Company to deduct any amounts that are repayable to the Company under this paragraph from your final paycheck, bonus, outstanding expenses, and any other form of compensation otherwise payable to you by the Company (provided, however, that no such deduction shall apply to any non-qualified deferred compensation amounts (within the meaning of Section 409A of the Code) to the extent such reduction or elimination would accelerate or defer the timing of such payment in manner that does not comply with Section 409A of the Code).

Sign-On PRSU Award:

•On the Effective Date (subject to your continued employment through the grant date), the Company will grant to you, under the 2013 Plan or the 2015 Plan, a one-time award of performance-based restricted stock units (“PRSUs”) with respect to a target number of shares of Company common stock equal to the quotient of $7,250,000 divided by the average closing price of the Company’s common stock over the 30 calendar-day period ending five (5) business days prior to the grant date, rounded up to the nearest whole share (the “Sign-On PRSUs”).

•Your Sign-On PRSUs are subject to the applicable terms and conditions of your Sign-On PRSU award agreement in substantially the form attached hereto as Exhibit A (the “Sign-On PRSU Award Agreement”). The Sign-On PRSUs will be eligible to vest in full on the third anniversary of the Effective Date (the “PRSU Vesting Date”). Vesting and payment of the Sign-On PRSUs shall be based on the Company’s total shareholder return relative to the Company’s peer group during the applicable performance period ending on the third anniversary of the Effective Date, subject to your continued employment through the PRSU Vesting Date, and further subject to accelerated or continued vesting upon or following certain terminations of your employment in accordance with the Sign-On PRSU Award Agreement (and any other applicable Company plan or arrangement in which you participate) and further subject to vesting in full (without pro-ration) (i) upon or following the termination of your employment by the Company without Cause or by you with Good Reason, based on actual performance for the full performance period, in 2024 after the end of the applicable performance period, and (ii) upon a termination of your employment as a result of your death or Disability, at the target performance level.

•The number of Sign-On PRSUs eligible to vest based on the attainment of the applicable total shareholder return performance goals shall range from 100% to 200% of the target number of Sign-On PRSUs. For purposes of determining the level of attainment of the total shareholder return performance goals applicable to the Sign-On PRSUs, the Company’s and each peer company’s share price shall equal (x) as of the beginning of the applicable performance period, the average closing price of the Company’s (or such peer company’s) common stock over the 30 calendar-day period ending on the grant date, and (y) as of the PRSU Vesting Date, the average closing price of the Company’s (or such peer company’s) common stock over the 30 calendar-day period ending on the PRSU Vesting Date.

RETIREMENT
In the event that, during the Term, (i) you voluntarily resign from employment with the Company with such resignation to be effective on or after the date that you reach sixty (60) years of age and (ii) you provide the Company with at least six (6) months’ prior written notice prior to the effective date of such resignation (a resignation that meets the requirements of both (i) and (ii), a “Qualifying Retirement”), then, subject to the satisfaction of the requirements in the last paragraph of this section, the Company shall pay or provide to you the following payments and benefits:

•The Company will pay you a pro-rated STI award for the calendar year in which your Qualifying Retirement occurs, calculated based on the actual level of attainment of the applicable performance measures during the portion of the calendar year ending on the last day of the calendar quarter ending immediately prior to your Qualifying Retirement (i.e., determined as if the applicable performance period had ended as of the date of the last quarterly accounting accrual to occur prior to your Qualifying Retirement), as determined by the Company (or, if your Qualifying Retirement occurs during the first calendar quarter of the year, based on target performance), and pro-rated based on the number of days you were employed by the Company during the calendar year in which your Qualifying Retirement occurs (the “Pro-Rata STI Award”). The Pro-Rata STI Award will be paid to you within seventy-four (74) days following the date of your Qualifying Retirement.

•Your then-outstanding time-based restricted stock units (“RSUs”) will remain outstanding and will continue to vest and be paid to you in accordance with the terms of the applicable LTI award agreement. Notwithstanding the foregoing, in the event of your death or Disability (as defined in the applicable Plan) following your Qualifying Retirement but prior to the last date on which any RSUs become vested in accordance the terms of the applicable LTI award agreement, your then-outstanding and unvested RSUs will vest in full on the date of your death or Disability and be paid to you within seventy-four (74) days following the date of such death or Disability.

•Your then-outstanding and unvested PRSUs will remain outstanding and will continue to be eligible to vest and be paid to you in accordance with the terms of the applicable LTI award agreement; provided, however, that the number of PRSUs that vest and become payable to you, and the Adjustment Percentage (as defined in the applicable LTI award agreement), shall be determined based on the lesser of (A) the actual level of attainment of the applicable Performance Measures during the applicable Performance Period (each as defined in the applicable LTI award agreement) as determined by the Company following the conclusion of the Performance Period, or (ii) the actual level of attainment of the applicable Performance Measures during the portion of the applicable Performance Period ending on the date of your Qualifying Retirement (i.e., determined as if the applicable Performance Period had ended on the date of your Qualifying Retirement), as determined by the Company. Notwithstanding the foregoing, in the event of your death or Disability (as defined in the applicable Plan) following your Qualifying Retirement but prior to the last date on which any PRSUs become vested in accordance the terms of the applicable LTI award agreement, your then-outstanding and unvested PRSUs will vest in full (without pro-ration) on the date of your death or Disability and be paid to you within seventy-four (74) days following the date of such death or Disability (with the Adjustment Percentage determined as set forth in the preceding sentence).

•During the period commencing on the date of your Qualifying Retirement and ending on the earlier of the end of the last day of the eighteenth (18th) calendar month following the date of your Qualifying Retirement or, if earlier, the date on which you become eligible for coverage under a subsequent employer’s group medical and dental plans (in either case, the “COBRA Period”), subject to your valid election to continue healthcare coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, the Company will continue to provide to you and your dependents, at the Company’s sole expense, coverage under its group medical and dental plans at the same levels in effect on the date of your Qualifying Retirement; provided, however, that if (a) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), (b) the Company is otherwise unable to continue to cover you or your dependents under its group health plans, or (c) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to the dollar value of the balance of the Company’s subsidy shall thereafter be paid to you in substantially equal, then-currently-taxable monthly instalments over the COBRA Period (or remaining portion thereof).

•Following your Qualifying Retirement, you shall continue to be eligible for the Company’s employee mobile service discount program, in accordance with the terms of such program as in effect from time to time during such period.

As a condition to your receipt of any of the payments and benefits described in this section, (i) you must execute and deliver to the Company a release of claims in the form then-used by the Company for executive officer terminations generally (the “Release”), and such Release must become fully effective and irrevocable (including due to the expiration of any revocation period) no later than sixty (60) days following the date of your Qualifying Retirement (the date on which the Release becomes effective and irrevocable, the “Release Effective Date”), and (ii) you must continue to comply with the terms and conditions of the Restrictive Covenant Agreement (as defined below), subject to written notice and an opportunity to cure any noncompliance if reasonably capable of cure no later than ten (10) days following your receipt of such notice.

If the aggregate period during which you are entitled to consider and/or revoke the Release spans two calendar years, no payments under this section will be made prior to the beginning of the second such calendar year (and any payments otherwise payable prior thereto (if any) will instead be paid on the first regularly scheduled Company payroll date occurring in the latter such calendar year or, if later, on the first regularly scheduled Company payroll date following the Release Effective Date).

RESTRICTIVE COVENANTS
Concurrently with the execution of this Offer Letter, you acknowledge and agree that you and the Company are entering into the Company’s standard restrictive covenant and confidentiality agreement in the form attached as Exhibit B (the “Restrictive Covenant Agreement”), and that you will be subject to and remain bound by the terms and conditions of such Restrictive Covenant Agreement.

Notwithstanding any provision of the Restrictive Covenant Agreement to the contrary:

•In the event of any conflict between Section 2 of the Restrictive Covenant Agreement (Duties) and this Offer Letter, this Offer Letter shall control.

•For purposes of Section 3 of the Restrictive Covenant Agreement, Confidential Information (as defined in the Restrictive Covenant Agreement) shall not include information that (i) is generally available to the public (or within the Company’s industry), or (ii) becomes generally available to the public (or within the Company’s industry) other than as a result of an impermissible disclosure by you. Further, Section 3 of the Restrictive Covenant Agreement will not prohibit you from disclosing Confidential Information to the extent you are compelled to do so by law, regulation, court order or a governmental authority, provided that you first give the Company prompt written notice (to the extent permitted by law) and the opportunity to obtain a protective order or similar remedy. You agree to reasonably cooperate with the Company (at its request) in any proceeding to obtain a protective order (or other remedy) and, if such protective order (or other remedy) is not obtained, you will only disclose that portion of the Confidential Information required to be disclosed in the opinion of your legal counsel.

•The Company hereby acknowledges and agrees that following the termination of your employment, you may retain, as your own property, copies of your individual personnel documents, such as payroll and tax records, and similar personal records, your rolodex and your address book provided that the retained property and documents may not contain any Confidential Information (and the Company will have the right to inspect such property and documents to ensure compliance with the foregoing and/or to delete or remove any such Confidential Information therein).

•The provisions of Section 5 of the Restrictive Covenant Agreement (Other Restrictive Covenants) shall not apply with regard to (i) actions taken in the good faith performance of your duties for and/or for the benefit of the Company, (ii) general recruiting not specifically directed to employees of the Company or its affiliates, or (iii) serving as a reference at the request of an employee.

•The provisions of Section 4 of the Restrictive Covenant Agreement (Covenant Not To Compete) shall not preclude you from becoming employed by a conglomerate that maintains a business unit that is competitive with the Company’s Business (as defined in the Restrictive Covenant Agreement) provided that you do not perform services for such competitive business unit and have no supervisory or management oversight thereover or from engaging in the private practice of law subject to your ethical obligations and obligations with respect to Confidential Information.

LEGAL FEES
The Company shall promptly pay or reimburse you for reasonable legal fees and disbursements incurred in connection with the negotiation and drafting of this Offer Letter, the Restrictive Covenant Agreement, the Sign-On PRSU Award Agreement and other documents and arrangements described herein, not to exceed $25,000, upon reasonable documentation.

INDEMNIFICATION
You shall be covered by the Company’s indemnification provisions and directors’ and officers’ insurance policies generally applicable to Company executives and directors. Subject to the terms and conditions of such provisions and policies, these provisions and policies shall continue to apply to you both during and after any termination of employment with respect to your service prior to termination of employment, on the same basis as for other former officers and directors.

Without limit to the foregoing, each of you and the Company acknowledge and agree that you are entering into the Company’s standard Indemnification and Advancement Agreement in the form attached as Exhibit C (the “Indemnification Agreement”), and that you and the Company each will be subject to and remain bound by the terms and conditions of such Indemnification Agreement.

CODE SECTIONS
The payments and benefits described in this Offer Letter are intended to comply with or be exempt from Section 409A of the Code (“Section 409A”). See Attachment A, which is hereby incorporated into this Offer Letter, for additional details. In addition, you acknowledge and agree that the payments and benefits described in this Offer Letter (in addition to any other payments and benefits payable to you by the Company or any affiliate thereof) may be subject to reduction as set forth on Attachment B, which is hereby incorporated into this Offer Letter.

SUCCESSORS
This Offer Letter is personal to you and, without the prior written consent of the Company, shall not be assignable by you other than by will or the laws of descent and distribution. This Offer Letter shall inure to the benefit of and be binding upon the Company and its successors and assigns.

WITHHOLDING
All compensation and other benefits to or on behalf of you pursuant to this Offer Letter shall be subject to such deductions and withholding as may be agreed to by you or required by applicable law, rule or regulation or Company policy.

DISPUTE RESOLUTION
Except for any claims arising out of, or relating to, your Restrictive Covenant Agreement (which shall be subject to dispute resolution as described therein) and, any other written and fully executed agreements to which you and the Company or an affiliate thereof are parties that expressly provide for a different dispute resolution mechanism, any controversy, claim or dispute arising out of or relating to this Offer Letter or your employment with the Company or termination thereof, either during the existence of the employment relationship or afterward, and including, but not limited to, any common law or statutory claims for wrongful discharge, discrimination or unpaid compensation, shall be resolved exclusively by arbitration in King County, Washington, conducted in accordance with the then prevailing commercial arbitration rules of the American Arbitration Association (the “AAA”), with one arbitrator designated in accordance with those rules. The parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive and may be entered in any court having jurisdiction thereof as a basis of judgment and of the issuance of execution for its collection. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this paragraph shall be construed as precluding either party from bringing an action for injunctive relief or other equitable relief. In any such dispute, the arbitrator shall have the authority to award the prevailing party its or his attorneys’ fees and costs, in addition to any other relief that may be awarded.

ENTIRE AGREEMENT
This Offer Letter, along with the Restrictive Covenant Agreement, the Sign-On PRSU Award Agreement, the Indemnification Agreement and your STI and LTI award agreements, embody the entire agreement and understanding between the parties with respect to the subject matters hereof (including but not limited to your compensation terms) and supersedes all prior oral and written agreements and understandings between the Company and you with respect to the subject matters hereof, and it can only be modified in a fully executed written agreement between you and a duly authorized Company officer. It may be executed by facsimile and in counterparts which, taken together, shall constitute one original. To the extent the provisions of this Offer Letter are inconsistent with the terms of any underlying compensation plan or program, including without limitation any annual performance bonus plan or the Plans, the terms of this Offer Letter shall control. Notwithstanding the foregoing or anything herein to the contrary, to the extent that the Plans or any STI or LTI award agreement provides for more favorable treatment to you of your STI award(s) and/or LTI award(s) than the terms of this Offer Letter, the terms of the Plans or award agreement (as applicable) shall control. For avoidance of doubt, this Offer Letter is not intended to deprive you of any right, entitlement or protection (e.g., indemnification and insurance), in any case, that is not inconsistent with this Offer Letter and that you may have under any other agreement, plan, or policy of the Company applicable to you that may provide more favorable treatment than this Offer Letter, nor is it intended to exclude you from being eligible to receive any employee benefits (provided that such benefits would not result in you receiving a duplication of benefits) that may in the future be broadly provided to similarly-situated employees.  Similarly, for avoidance of doubt, this Offer Letter is not intended to relieve you of obligations to the Company or requirements of the Company set forth in any other written agreement, plan, or policy of the Company applicable to you (including, without limitation, the Company’s Executive Incentive Compensation Recoupment Policy as adopted October 30, 2014, as amended from time to time), unless such obligations or requirements are expressly contrary to a commitment in this Offer Letter. This Offer Letter shall be exclusively governed by and interpreted under the laws of the State of Washington.

Please indicate your acceptance of, and agreement to, the terms and conditions outlined above by signing and dating this Offer Letter below and returning it, and a signed copy of the Restrictive Covenant Agreement, to Deeanne King.

[Signature page follows]

Sincerely,

T-MOBILE US, INC.

By:	/s/ Deeanne King
Deeanne King
Executive Vice President, Chief Human Resources Officer

AGREED and ACCEPTED as of the date below:

/s/ Mark Nelson	9/10/2021
Mark Nelson	Date

SCHEDULE A

“Cause” means any one or more of the following: (i) your gross neglect or willful material breach of your principal employment responsibilities or duties; (ii) a final judicial adjudication that you are guilty of any felony (other than a law, rule or regulation relating to a traffic violation or other similar offense that has no material adverse effect on the Company or any of its subsidiaries); (iii) your willful breach of any non-competition or confidentiality covenant between you and the Company or any subsidiary; (iv) fraudulent conduct as determined by a court of competent jurisdiction in the course of your employment with the Company or any of its subsidiaries; or (v) your material breach of any other material written obligation to Company or any of its subsidiaries which continues uncured for a period of 30 days after written notice thereof by the Company or any of its subsidiaries.

“Good Reason” means the occurrence of any of the following events without your express written consent, provided that you have complied with the Good Reason Process (as defined below): (i) a material diminution in your responsibility, authority or duty; (ii) a diminution in your Base Salary except for an across-the-board salary reduction (not to exceed 10%) based on the Company and its subsidiaries’ financial performance similarly affecting all or substantially all management employees of the Company and its subsidiaries; or (iii) the relocation of the office at which you are principally employed to a location more than fifty (50) miles from the location of such office, or your being required to be based anywhere other than such office, except for required travel on business.

“Good Reason Process” means that (i) you reasonably determine in good faith that a Good Reason condition has occurred; (ii) you notify the Company in writing of the occurrence of the Good Reason condition within 60 days of such occurrence; (iii) the Company has a period of not less than 30 days following such notice (the “Cure Period”) to remedy the condition; (iv) notwithstanding any such efforts, the Good Reason condition continues to exist following the Cure Period; and (v) you have a Separation from Service (as defined on Attachment A) within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, and you have a Separation from Service due to such condition (notwithstanding its cure), then you will not be deemed to have had a Separation from Service with Good Reason.

ATTACHMENT A

It is intended that the payments and benefits under this Offer Letter comply with the provisions of Section 409A and the Treasury regulations relating thereto, or satisfy the requirements for an exemption from Section 409A, in each case to the extent applicable to this Offer Letter and, accordingly, to the maximum extent permitted, this Offer Letter shall be interpreted and be administered in a manner to be in compliance therewith. If the parties in good faith believe that this Offer Letter is not in compliance with Section 409A, the parties shall in good faith attempt to amend this Offer Letter to comply with Section 409A while endeavoring to maintain the intended economic benefits hereunder. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, you shall not be considered to have terminated employment with the Company for purposes of this Offer Letter, and no payment otherwise due upon a termination of employment shall be due to you under this Offer Letter, until you would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A (a “Separation from Service”). Any payments described in this Offer Letter that qualify for the “short-term deferral” exception from Section 409A shall not be treated as deferred compensation as described in Treasury Regulation Section 1.409A-1(b)(4) and will be paid under such exception unless applicable law requires otherwise. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii) and the application of the short-term deferral exception), each payment under this Offer Letter will be treated as a separate payment. Notwithstanding anything to the contrary in this Offer Letter (whether under this Offer Letter or otherwise), to the extent delayed commencement of any portion of the payments to be made to you upon your Separation from Service is required to avoid a prohibited payment under Section 409A(a)(2)(B)(i) of the Code, such portion of the payments shall be delayed and paid on the first business day after the earlier of (i) the date that is six (6) months following such Separation from Service or (ii) your death. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts reimbursable to you under this Offer Letter shall be paid to you on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to you) during any one year may not affect amounts reimbursable or provided in any subsequent year and may not be liquidated or exchanged for any other benefit.

ATTACHMENT B

In the event any payment, benefit or distribution of any type to or for the benefit of you, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Offer Letter or otherwise, constitutes a “parachute payment” under Section 280G of the Code, the amount payable to you shall be either (a) paid in full, or (b) paid after reduction by the smallest amount as would result in no portion thereof being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax under Section 4999 of the Code, results in the receipt by you, on an after-tax basis, of the greater net value, notwithstanding that all or some portion of such payment amount may be taxable under Section 4999 of the Code. Unless the Company and you otherwise agree in writing, all determinations required to be made under this paragraph, including the manner and amount of any reduction in your payments hereunder, and the assumptions to be utilized in arriving at such determinations, shall be made in writing in good faith by the accounting firm serving as the Company’s independent public accounting firm immediately prior to the event giving rise to such payment or such other nationally recognized public accounting firm as the parties may mutually agree (the “Accounting Firm”); provided, however, that no such reduction or elimination shall apply to any non-qualified deferred compensation amounts (within the meaning of Section 409A of the Code) to the extent such reduction or elimination would accelerate or defer the timing of such payment in manner that does not comply with Section 409A of the Code. For purposes of making the determinations and calculations required by this paragraph, the Accounting Firm may make reasonable assumptions and approximations concerning the application of Sections 280G and 4999 of the Code, provided that no portion of any such amounts shall be taken into account which constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation. The Company and you shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request to make a determination under this paragraph. The Accounting Firm shall provide its written report to the Committee and you, which shall include information regarding methodology and detailed supporting calculations. The Company shall bear all fees, costs and expenses the Accounting Firm may incur in connection with any calculations contemplated by this paragraph. You and the Company shall cooperate in case of a potential change in control of the Company (within the meaning of Section 280G of the Code) to consider alternatives to mitigate any Section 280G exposure, including the valuation of any noncompetition covenants, although the Company cannot guaranty any such alternatives will be available or approved by the Company and neither you nor the Company shall be obligated to enter into them.

Exhibit A

Sign-On PRSU Agreement

[See attached.]

Exhibit B

Restrictive Covenant Agreement

[See attached.]

Exhibit C

Indemnification Agreement

[See attached.]